Exhibit 12

Corporate Law Solutions A Professional Law Corporation
CLS	Gregory W. Preston, Esq. Managing Director
	907 Sandcastle Drive	Direct Dial: 949.760.0107
	Corona del Mar, CA 92625	gpreston@corp-law.com

March 22, 2018

Legality Opinion

Brix Student Housing REIT, Inc.

3090 Bristol Street

Suite 550

Costa Mesa, CA 92626

RE: Form 1-A Regulation A Offering Statement

We have acted as counsel for Brix Student Housing REIT, Inc., a Maryland corporation (the “Company”), in connection with its Form 1-A Regulation A Offering Statement, as amended on March 22, 2018, File No. 024-10767 (the “Offering Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of shares of its common stock (the “Common Stock”), having an aggregate offering price of up to $50,000,000 (the “Shares”).

In connection herewith, we have examined the Offering Statement, and originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Amendment and the Articles of Incorporation of the Company, the Bylaws of the Company, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. We have also relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, and certificates of officers of the Company. In making our examination, we have assumed the correctness and completeness of such certificates, the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies and the authenticity of the respective originals of such latter documents. We have also assumed the genuineness of all signatures and the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreement or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.

The opinions set forth above are limited exclusively to the Maryland General Corporation Law and reported judicial decisions interpreting such law. This opinion is limited to the matters expressively set forth in this letter, as limited herein as of the date of this letter, and we assume no obligation to advise you of change sin applicable law, or fact or other matter that hereafter may come to our attention.

Based upon the foregoing and subject to the assumptions, limitations and qualifications set forth herein, it is our opinion that the Shares being registered pursuant to the Offering Statement, when purchased and paid for and issued in accordance with the terms of the prospectus, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as Exhibit 12 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.

Very truly yours,

CORPORATE LAW SOLUTIONS

By	/s/ GREGORY W. PRESTON
Gregory W. Preston, Esq.
Managing Director

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